PRESS RELEASE
Evergreen Solar Announces Fourth Quarter 2007 Profitable Results
Worldwide String Ribbon Quarterly Sales Exceed $100 million
MARLBORO, Massachusetts, January 30, 2008—Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products using its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the fourth quarter and full year ended December 31, 2007.
For the fourth quarter of 2007, Evergreen Solar had revenue of $22.2 million, including $5.3 million of fees from its EverQ joint venture, and net income of $788,000, or $0.01 per share, compared with revenue of $18.2 million, including $2.8 million of joint venture fees, and a net loss of $3.7 million, or ($0.04) per share for the third quarter of 2007.
“The past year was marked by significant accomplishments for Evergreen Solar,” said Richard M. Feldt, Chairman, CEO and President. “We began our first major factory expansion in Massachusetts and signed five polysilicon supply agreements, including two agreements with DC Chemical Co., Ltd., the second of which was finalized this morning, providing us with 100% of silicon required to both accelerate and increase our annual production to approximately 125 MW in 2009, 300 MW in 2010, 600 MW in 2011 and 850 MW in 2012.”
2007 Full Year Highlights
•	Raised approximately $170 million in equity and began the construction on our Devens factory. Phase 1 will be completed by mid 2008 and Phase 2 in early 2009, with a combined annual capacity of approximately 160 MW by early 2010.

•	Secured long-term polysilicon supply agreements with DC Chemical, Nitol, Wacker and Silpro, providing 100% of our silicon requirements through 2012 and approximately 12,500 metric tons of silicon through 2019.

•	Completed development of the Quad ribbon wafer furnace with automated ribbon cutting which will be used in all future string ribbon facilities beginning with the Company’s Devens location and EverQ’s third factory.

•	Opened the second EverQ factory, a 60 MW facility, began the construction of the third EverQ factory, an 80 MW facility, with an expected completion date in early 2009 and announced the expansion of EverQ to 600 MW over the next 5 years.
“Our EverQ joint venture continues to show the impressive financial performance that we anticipated when we formed the JV in 2005, achieving sales of EUR 60 million and operating income of approximately 17% in the fourth quarter. EverQ’s strong fourth quarter financial results clearly demonstrate the compelling economics of our String Ribbon technology and provided the catalyst for Evergreen to achieve profitability for the quarter. During 2008, we will continue our significant capacity expansion and will incur substantial factory start up costs, impacting profitability in 2008. As we have continuously stated, we expect that Evergreen will achieve profitability when Phase 1 of our Devens factory approaches full capacity, which is expected in early 2009”, continued Mr. Feldt.

Fourth Quarter 2007 Financial Results
Revenues for the fourth quarter of 2007 were $22.2 million, including $5.3 million of fees from EverQ compared to $18.2 million for the third quarter of 2007, which included $2.8 million of fees.
Worldwide sales of product using our String Ribbon technology, which includes revenues of our Marlboro facility and EverQ, were $104.1 million for the fourth quarter of 2007 compared to $62.9 million in the third quarter and $37.2 million for the same period in 2006. Evergreen Solar reports worldwide sales of product manufactured with its String Ribbon technology as the Company believes it is useful to investors since it provides an indication of the full market penetration and growth of its technology.
Gross margin for the fourth quarter was 28.1% compared to 24.9% for the third quarter of 2007.
Net income for the fourth quarter was $788,000, or $0.01 per share, and includes $3.4 million in equity income from EverQ, representing Evergreen Solar’s one-third share of EverQ’s net income for the quarter. Net loss for the third quarter of 2007 was $3.7 million, or ($0.04) per share, and included $404,000 of equity income.
2007 Full Year Financial Results
Revenues for 2007 were $69.9 million, compared to $102.3 million for 2006 which included $57.3 million in consolidated EverQ revenue. Until December 19, 2006, the date when EverQ’s three partners each became one-third owners, Evergreen Solar consolidated the financial results of EverQ. Since the ownership change, Evergreen Solar has accounted for its investment in EverQ under the equity method.
Worldwide sales of product manufactured with Evergreen Solar’s String Ribbon technology, which includes revenues of EverQ, were approximately $252.0 million for 2007 compared to $107.1 million for 2006.
Gross margin for 2007 was 24.4% compared to 11.7% for 2006.
Net loss for 2007 was $16.6 million, or ($0.19) per share, compared to $26.7 million, or ($0.41) per share for 2006.
Guidance for First Quarter 2008
Revenues for the first quarter of 2008 are expected to be approximately $21.5 million to $22.0 million, including approximately $5.0 million of selling fees and royalty payments from EverQ, compared to the $22.2 million reported in the fourth quarter of 2007, which included $5.3 million of fees from EverQ.
Gross margin is expected to be in the range of 24.0% to 28.0%. Operating expenses are expected to be in the range of $10.5 million to $11.5 million excluding factory startup costs which are expected to be in the range of $5.0 million to $5.5 million. Operating loss is expected to be in the range of $10.0 million to $11.0 million and net loss is expected to be in the range of $7.0 million to $8.0 million.

Conference Call Information
Management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s fourth quarter and year end financial results and highlights. The conference call will be webcast live over the Internet. The webcast can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call can also be accessed by dialing (888) 259-8389 or (913) 312-9322 (for International participants) prior to the start of the call.
For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on January 30 through midnight (ET) on February 6. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 8407582. The webcast also will be archived on the Company’s website.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar(R) is a registered trademark and String Ribbon(TM) is a trademark of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to: the Company’s guidance for the first quarter of 2008, including the Company’s expectations regarding future revenue, earnings and gross margin performance; the start-up costs associated with new factories; future production capacity and related silicon supply; the continued development of the Company’s Quad technology platform and its incorporation in future factories; the Company’s ability to improve cell and production efficiencies; the Company’s ability to improve on its existing technologies; ongoing development of new technology initiatives; the Company’s goal of becoming the low-cost producer of solar power products; and the Company’s expectations regarding the market penetration and growth of its technologies. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the

Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission — including the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q filed with the SEC (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) — could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	December 31,		December 31,
	2006	2007	2006	2007
Product revenues	$32,407	$16,917	$102,252	$58,334
Royalty and fee revenues	—	5,269	—	11,532

Total revenues	32,407	22,186	102,252	69,866
Cost of revenues	25,656	15,957	90,310	52,838

Gross profit	6,751	6,229	11,942	17,028

Operating expenses:
Research and development	6,069	4,845	18,390	20,594
Selling, general and administrative	5,481	5,253	21,890	20,608
Production start-up	—	1,046	—	1,404
Loss on disposal of fixed assets	1,526	—	1,526	—

Total operating expenses	13,076	11,144	41,806	42,606

Operating loss	(6,325)	(4,915)	(29,864)	(25,578)

Other income (expense):
Foreign exchange gains (losses), net	1,215	(167)	3,322	444
Interest income	1,093	3,096	4,613	9,774
Interest expense	(1,210)	(662)	(6,084)	(3,412)

Other income, net	1,098	2,267	1,851	6,806

Loss before minority interest and equity income	(5,227)	(2,648)	(28,013)	(18,772)
Minority interest in EverQ	(734)	—	849	—
Equity income from interest in EverQ	495	3,436	495	2,170

Net income (loss)	$(5,466)	$788	$(26,669)	$(16,602)

Net income (loss) per share:
Basic	$(0.08)	$0.01	$(0.41)	$(0.19)
Diluted	$(0.08)	$0.01	$(0.41)	$(0.19)

Weighted average shares used in computing basic and diluted net income (loss) per share:
Basic	66,880	98,802	65,662	86,799
Diluted	66,880	102,656	65,662	86,799

Evergreen Solar, Inc. (Nasdaq:
ESLR) Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 31,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$6,828	$29,428
Marketable securities	42,593	70,275
Restricted cash	—	41,000
Accounts receivable, net of allowances for doubtful accounts	20,249	9,297
Grants Receivable	—	5,818
Inventory	4,767	8,094
Interest receivable	675	622
Other current assets	6,882	17,656

Total current assets	81,994	182,190

Investment in and advances to EverQ	70,460	87,894
Restricted cash	414	414
Deferred financing costs	2,434	1,991
Note receivable	—	21,904
Prepaid cost of inventory	—	143,035
Fixed assets, net	50,516	114,641
Other assets	1,433	1,186

Total assets	$207,251	$553,255

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,465	$57,005
Accrued employee compensation	2,791	4,875
Accrued interest	—	1,969
Accrued warranty	705	705
Other accrued expenses	2,443	5,408

Total current liabilities	24,404	69,962

Subordinated convertible notes	90,000	90,000

Total liabilities	114,404	159,962

Stockholders’ equity:
Common stock, $0.01 par value, 150,000,000 shares authorized, 68,066,204 and 102,252,965 issued and outstanding at December 31, 2006 and December 31, 2007, respectively	681	1,023
Additional paid-in capital	211,053	521,695
Accumulated deficit	(119,678)	(136,280)
Accumulated other comprehensive income	791	6,855

Total stockholders’ equity	92,847	393,293

Total liabilities and stockholders’ equity	$207,251	$553,255